April 14, 1999

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on April 2, 1999, to be filed by our former client, JD American Workwear, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP